Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

August 3, 2017

TE Connectivity Ltd.

Rheinstrasse 20

CH-8200 Schaffhausen
Switzerland

Tyco Electronics Group S.A.

17, boulevard Grande-Duchesse Charlotte

L-1331 Luxembourg

Ladies and Gentlemen:

We have acted as counsel to TE Connectivity Ltd., a Swiss corporation (“TE Connectivity”), and Tyco Electronics Group S.A., a Luxembourg company (“TEGSA”), in connection with the offer and sale by TEGSA of $100,000,000 aggregate principal amount of its 3.450% Senior Notes due 2024 (the “2024 Notes”) and $400,000,000 aggregate principal amount of its 3.125% Senior Notes due 2027 (the “2027 Notes” and, together with the 2024 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated as of July 31, 2017 (the “Agreement”), among TE Connectivity, TEGSA and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein. The 2024 Notes are being issued pursuant to the Indenture dated as of September 25, 2007 (the “Base Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture, dated as of July 31, 2014 (the “Tenth Supplemental Indenture”) and an Officer’s Certificate of the Company (the “Officer’s Certificate”) in accordance with Section 2.01(b) of the Base Indenture. The 2027 Notes are being issued pursuant to the Base Indenture as supplemented by the Fourteenth Supplemental Indenture, to be dated as of August 3, 2017 (the “Fourteenth Supplemental Indenture”). The Base Indenture, as supplemented by the Tenth Supplemental Indenture, with respect to the 2024 Notes, and as supplemented by the Fourteenth Supplemental Indenture, with respect to the 2027 Notes, is collectively referred to herein as the “Indenture.”

TEGSA’s obligations under the Indenture and the Notes are fully and unconditionally guaranteed by TE Connectivity and such guarantees (the “Guarantees”) are set forth in the Indenture and evidenced by a notation on the Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-212771), filed by TE Connectivity and TEGSA on July 29, 2016 (the “Registration Statement”); (ii) the Prospectus, dated July 29, 2016 (the

“Base Prospectus”), which forms a part of the Registration Statement; (iii) the Prospectus Supplement, dated July 31, 2017 (the “Prospectus Supplement”); (iv) the Base Indenture; (v) the Tenth Supplemental Indenture; (vi) the Fourteenth Supplemental Indenture; (vii) the Officer’s Certificate; (viii) the Notes; (ix) the Guarantees; and (x) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of TE Connectivity and TEGSA, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.  We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  We have also assumed (i) the valid existence of each of TE Connectivity and TEGSA, (ii) that each of TE Connectivity and TEGSA has the requisite corporate power and authority to enter into and perform its obligations under the Notes and the Guarantees, as applicable, (iii) the due authorization, execution and delivery of the Notes and the Guarantees by each of TE Connectivity and TEGSA, as applicable, and (iv) that the Notes have been duly authenticated by the Trustee.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of each of TE Connectivity and TEGSA.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.             The Notes constitute valid and binding obligations of TEGSA, enforceable against it in accordance with their terms.

2.             The Guarantees constitute valid and binding obligations of TE Connectivity, enforceable against TE Connectivity in accordance with their terms.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP